  As filed with the Securities and Exchange Commission on February 29,  2000
                          Registration No. 333________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           THOMAS & BETTS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Tennessee                                   22-1326940
   (STATE OR OTHER JURISDICTION                       (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

                               8155 T&B Boulevard
                            Memphis, Tennessee 38125
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

       THOMAS & BETTS CORPORATION NONEMPLOYEE DIRECTORS STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

                                Jerry Kronenberg
                  Vice President-General Counsel and Secretary
                           Thomas & Betts Corporation
                               8155 T&B Boulevard
                            Memphis, Tennessee 38125
                                 (901) 252-8000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:
                              Jean D. Renshaw, Esq.
                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                                 (215) 988-2700

                         CALCULATION OF REGISTRATION FEE

---------------------------- -------------------------- ------------------------- -------------------------- --------------------
                                                            PROPOSED MAXIMUM          PROPOSED MAXIMUM
 TITLE OF SECURITIES TO BE         AMOUNT TO BE            OFFERING PRICE PER        AGGREGATE OFFERING           AMOUNT OF
        REGISTERED                 REGISTERED(2)                UNIT(3)                   PRICE(3)            REGISTRATION FEE
---------------------------- -------------------------- ------------------------- -------------------------- --------------------
Common Stock, par value
$0.10 per share and                       7,200 Shares             $43.73                    $314,856
Preferred Stock Purchase                 92,800 Shares             $23.0625                  $2,140,200
Rights (1)
---------------------------- -------------------------- ------------------------- -------------------------- --------------------
           Total                        100,000 Shares                                       $2,455,056                $649
---------------------------- -------------------------- ------------------------- -------------------------- --------------------


(1) The Preferred Stock Purchase Rights currently trade with the Registrant's Common Stock. Value attributable to the Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.
(2) This registration statement also covers an indeterminate amount of shares of Common Stock as may become issuable under the Plan in connection with shares splits, share dividends or similar transactions.
(3) Estimated pursuant to Rule 457 solely for the purpose of calculating the fees. As to shares subject to outstanding but unexercised options the price and fee are computed based upon the price at which such options may be exercised. As to remaining shares the price and fee are calculated on the basis of $23.0625 the average of the highest and lowest prices of the Common Stock on the composite reporting system for stocks listed on the New York Stock Exchange on February 25, 2000.

                                     PART I

               INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
        (NOT REQUIRED TO BE FILED AS PART OF THIS REGISTRATION STATEMENT)

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents which have been filed by Thomas & Betts Corporation (the "Corporation" or the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this Registration Statement:

     (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, and filed on March 23, 1999 and the amendment thereto filed on June 7, 1999;

     (b) The Corporation's Quarterly Reports on Form 10-Q for the fiscal quarter ended April 4, 1999, and the amendments thereto filed on June 7, 1999 and January 4, 2000, for the fiscal quarter ended on July 4, 1999 and for the fiscal quarter ended on October 3, 1999, and the amendment thereto filed on January 4, 2000;

     (c) The Corporation's Current Reports on Form 8-K dated January 27, 1999 and filed on February 1, 1999, February 3, 1999 and filed on February 12, 1999, February 5, 1999 and filed on February 5, 1999, April 28, 1999 and filed on May 4, 1999, June 14, 1999 and filed on June 15, 1999, June 29, 1999 and filed on July 7, 1999, August 27, 1999 and filed on September 8, 1999, October 26, 1999 and filed on October 27, 1999, November 17, 1999 and filed on November 19, 1999, December 14, 1999 and filed on December 15, 1999, December 20, 1999 and filed on December 20, 1999, January 24, 2000 and filed on January 25, 2000, February 15, 2000 and filed on February 15, 2000, February 24, 2000 and filed on February 25, 2000;

     (d) All other reports filed by the Corporation pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the latest of any specified filings made under (a), (b) or (c) above; and

     (e) The description of the Corporation's common stock, par value $0.10 per share (the "Common Stock"), which is contained in the Corporation's registration statement on Form 8-A dated December 12, 1997, and filed December 15, 1997, including any amendment or report filed for the purpose of updating such description and the Corporation's Form 8-B dated May 2, 1996 and filed on May 2, 1996.

     All reports and other documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the shares of the Common Stock offered hereunder have been sold or which deregisters all of the shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein by reference modified or superseded such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with Section 48-12-102 of the Tennessee Business Corporation Act, which permits Tennessee corporations to include provisions in their certificate of incorporation limiting the liability of officers and directors, Article VIII of the Registrant's Amended and Restated Charter provides:

          LIMITATION OF DIRECTOR LIABILITY. No person who is or was a director of the corporation, or such person's heirs, executors or administrators, shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under the Tennessee Business Corporation Act. Any repeal or modification of the provisions of this
     Article VIII, directly or by the adoption of an inconsistent provision of this Charter, shall not adversely affect any right or protection in favor of a particular individual at the time of such repeal or modification.

         Sections 48-18-501 through 509 of the Tennessee Business Corporation Act ("Sections 48-18-501 through 509") confer broad powers upon corporations incorporated in that State with respect to indemnification of any person against liabilities incurred by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another enterprise, or the legal representative of any such director, officer, trustee, employee or agent. The provisions of Section 48-18-501 through 509 are not exclusive of any other rights to which those seeking indemnification may be entitled under any certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. Sections 48-18-501 through 509 also provide that powers granted pursuant to such Section may be exercised by the corporation notwithstanding the absence of any provision in its charter or by-laws authorizing the exercise of such powers.

     Article V of the Registrant's by-laws provides:

     Indemnification of Officers and Directors. Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Tennessee Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

               Section 2. Right of Claimant to Bring Suit. If a claim under
          Section 1 of this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Tennessee Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          Section 3. Non-Exclusivity of Rights; Continuation of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Charter, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this
     Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Tennessee Business Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder.

          Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

     The Corporation has a liability insurance policy in effect which covers certain claims against any officer or director of the Corporation by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     Exhibit
     Number                                     Exhibit
     -------                                    -------
4.1                        Amended and Restated Charter of the Corporation.
                           (Incorporated herein by reference to Exhibit 4(c) to
                           the Corporation's Registration Statement on Form
                           S-3, Registration No. 333-61465, filed August 14,
                           1998, and declared effective August 26, 1998).

4.2                        By-laws of the Corporation, as amended.
                           (Incorporated herein by reference to Exhibit 3.2 to the Corporation's Annual Report on Form 10-K for the period ended January 3, 1999, and filed March 23,
                           1999.)


5                          Opinion of Penelope Y. Turnbow, Esq.

23                         Consent of KPMG LLP, independent public accountants.

24                         Powers of Attorney


ITEM 9. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 29th day of February, 2000.

                                             THOMAS & BETTS CORPORATION
                                             (REGISTRANT)


                                             BY: /s/ Fred R. Jones
                                                 --------------------
                                                 Fred R. Jones
                                                 Vice President-Chief
                                                 Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 29, 2000 by the following persons in the capacities indicated.


            Signature                                  Title                                    Date
            ---------                                  -----                                    ----
/s/ Clyde R. Moore*                      President and Chief Executive Officer
-----------------------------            and Director
    Clyde R. Moore                       (PRINCIPAL EXECUTIVE OFFICER)

/s/ Ernest H. Drew*                      Director
-----------------------------
    Ernest H. Drew

/s/ T. Kevin Dunnigan*                   Chairman of the Board
-----------------------------            and Director
    T. Kevin Dunnigan

/s/ Jeananne K. Hauswald*                Director
-----------------------------
    Jeananne K. Hauswald

/s/ Fred R. Jones                        Vice President-                                   February 29, 2000
-----------------------------            Chief Financial Officer
    Fred R. Jones                        (PRINCIPAL ACCOUNTING OFFICER AND PRINCIPAL
                                         FINANCIAL OFFICER)

/s/ Robert B. Kalich, Sr.*               Director
-----------------------------
    Ronald B. Kalich, Sr.

/s/ Robert A. Kenkel*                    Director
-----------------------------
    Robert A. Kenkel

/s/ Jerry Kronenberg*                    Vice President-General Counsel
-----------------------------            and Secretary
    Jerry Kronenberg




/s/ Kenneth R. Masterson*                Director
-----------------------------
    Kenneth R. Masterson

/s/ Thomas C. McDermott*                 Director
-----------------------------
    Thomas C. McDermott

/s/ Jean-Paul Richard*                   Director
-----------------------------
    Jean-Paul Richard

/s/ Jerre L. Stead*                      Director
-----------------------------
    Jerre L. Stead

/s/ William H. Waltrip*                  Director
-----------------------------
    William H. Waltrip


* By:  /s/ Fred R. Jones                 Attorney-in-Fact    February 29, 2000
       ----------------------
           Fred R. Jones

                                                   EXHIBIT INDEX

    Exhibit
    Number                                                     Exhibit
    -------
      4.1                  Amended and Restated Charter of the Corporation.
                           (Incorporated by reference herein to Exhibit 4(c) to
                           the Corporation's Registration Statement on Form
                           S-3, Registration No. 333-61465, filed August 14,
                           1998, and declared effective August 26, 1998).

      4.2                  By-laws of the Corporation, as amended.
                           (Incorporated herein by reference to Exhibit 3.2 to the Corporation's Annual Report on Form 10-K for the period ended January 3, 1999, and filed March 23,
                           1999.)

      5                    Opinion of Penelope Y. Turnbow, Esq.

     23                    Consent of KPMG LLP, independent public accountants.

     24                    Powers of Attorney